Exhibit 99.1

ERBA DIAGNOSTICS’ 10-Q COMPLIANCE PLAN ACCEPTED BY NYSE MKT

ERBA DIAGNOSTICS RESOVLES PRIOR NON-COMPLIANCE BY FILING 10-K

MIAMI, FL, June 25, 2013 – ERBA Diagnostics, Inc. (NYSE MKT: ERB) (the “Company”), a fully integrated in vitro diagnostics company, announced today that the Company received a letter from NYSE MKT LLC (the “Exchange”) stating that the Exchange has accepted the Company’s plan of compliance (the “10-Q Plan”) for continued listing relating to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

The letter from the Exchange also stated that the Company has resolved its prior non-compliance with the continued listing standards contained in the Exchange’s Company Guide (the “Company Guide”) relating to Company’s failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2012, because the Company filed its Annual Report on Form 10-K for the year ended December 31, 2012 with the Securities and Exchange Commission (the “SEC”) on June 14, 2013.

As previously reported, the Company received a letter on May 17, 2013 from the Exchange stating that: (i) the Company was not in compliance with Sections 134 and 1101 of the Company Guide due to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 with the SEC; and (ii) the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 was a material violation of its listing agreement with the Exchange and, therefore, pursuant to Section 1003(d) of the Company Guide, the Exchange was authorized to suspend and, unless prompt corrective action was taken, remove the Company’s securities from the Exchange.

The Company was afforded the opportunity to submit a plan of compliance to the Exchange and, on May 31, 2013, the Company presented its 10-Q Plan to the Exchange. On June 19, 2013, the Exchange notified the Company that it accepted the Company’s 10-Q Plan and granted the Company an extension until August 15, 2013 (the “10-Q Plan Period”) to regain compliance with the continued listing standards of the Company Guide. The Company will be subject to periodic review by the Exchange during the 10-Q Plan Period. Failure to make progress consistent with the 10-Q Plan or to regain compliance with the continued listing standards of the Company Guide by the end of the 10-Q Plan Period could result in the Company being delisted from the Exchange. The Company is working diligently to regain compliance with the Company Guide by completing and filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 with the SEC, which the Company expects to do on or prior to August 15, 2013.

About ERBA Diagnostics, Inc.

ERBA Diagnostics, Inc. (www.erbadiagnostics.com), headquartered in Miami, Florida, is a fully integrated in vitro diagnostics company that develops, manufactures and distributes in the United States and internationally, proprietary diagnostic reagents, test kits and instrumentation, primarily for autoimmune and infectious diseases, through its legacy subsidiaries – Diamedix Corporation (U.S.), Delta Biologicals S.r.l. (Europe) and ImmunoVision, Inc. (U.S.) – and through its recently acquired subsidiaries – Drew Scientific, Inc. (U.S.), JAS Diagnostics, Inc. (U.S.) and Drew Scientific Limited Co. (Europe).

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of the Company, including, without limitation, the risks and uncertainties that: the Company may not make progress consistent with the 10-Q Plan during the 10-Q Plan Period; the Company may not be able to regain compliance with the Company Guide by August 15, 2013, which would result in the Company’s common stock being delisted by the Exchange; the Exchange may initiate delisting proceedings, which would result in the Company’s common stock being delisted by the Exchange; the Company’s financial results may take longer to prepare than anticipated; the Company may not be able to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 on or prior to the timeframe set forth above; if the Company does not comply with the timeframe set forth above, then the Company’s common stock may be delisted by the Exchange; during the Company’s period of noncompliance with Sections 134 and 1101 of the Company Guide, the Company’s common stock may be delisted by the Exchange; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. See also the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC, for further discussion of certain risks and uncertainties that could materially and adversely affect our business, operating results or financial condition. Many of these factors are beyond our control. In addition to the risks and uncertainties set forth above, investors should consider the economic, competitive, governmental, technological and other risks and uncertainties discussed in the Company’s filings with the SEC, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

Company Contact:

Kevin Clark,

CEO, COO and President

Telephone: 305-324-2300